Exhibit 99.1
[ONEOK Logo]	News
July 19, 2007	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Increases Quarterly Dividend

TULSA, Okla. - July 19, 2007 - The board of directors of ONEOK, Inc. (NYSE: OKE) today increased the company's quarterly dividend to 36 cents per share of common stock, payable Aug.14, 2007, to shareholders of record at the close of business July 31, 2007. Previously, the quarterly dividend was 34 cents per share.

"This dividend increase - coupled with our recently completed purchase of 7.5 million shares under an accelerated share repurchase program - reinforces our continuing commitment to provide our shareholders with improved returns and long-term value," said John W. Gibson, chief executive officer of ONEOK.

In January 2007, ONEOK raised its dividend to 34 cents per share from 32 cents a share. Since January 2003, the company has increased its dividend 11 times, representing a 132 percent increase during that period.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FD

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